UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Expeditors International of Washington, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPEDITORS INTERNATIONAL
OF WASHINGTON, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 4, 2005

To the Shareholders of Expeditors International of Washington, Inc.

The Annual Meeting of Shareholders of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. (the “Company”) will be held at 2:00 in the afternoon, on Wednesday, May 4, 2005, at the Company’s offices located at 1015 Third Avenue, Seattle, Washington, for the following purposes:

(1)         To elect seven (7) directors, each to serve until the next annual meeting of shareholders and until a successor is elected and qualified;

(2)         To approve and ratify adoption of the 2005 Stock Option Plan;

(3)         To consider a shareholder proposal concerning shareholder ratification of the independent auditor selection; and

(4)         To transact such other business as may properly come before the meeting.

Shareholders of record on the books of the Company at the close of business on March 10, 2005, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Jeffrey J. King
Secretary
Seattle, Washington
March 31, 2005

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped and addressed envelope; or submit your vote and proxy by telephone or by Internet in accordance with the instructions on your proxy card. This will ensure a quorum at the meeting. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying proxy statement.

EXPEDITORS INTERNATIONAL
OF WASHINGTON, INC.

1015 Third Avenue, Suite 1200

Seattle, Washington 98104

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2005

INFORMATION REGARDING PROXIES

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Expeditors International of Washington, Inc. (the “Company”) for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Company’s offices at 1015 Third Avenue, Seattle, Washington on Wednesday, May 4, 2005, at 2:00 p.m. local time, and at any adjournment or adjournments thereof. Only shareholders of record on the books of the Company at the close of business on March 10, 2005 (the “Record Date”) will be entitled to notice of and to vote at the meeting. It is anticipated that these proxy solicitation materials and a copy of the Company’s 2004 Annual Report to Shareholders will be mailed to shareholders on or about March 31, 2005.

If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all of the nominees for the Company’s Board of Directors listed in this Proxy Statement and in the form of proxy, for approval of the Company’s 2005 Stock Option Plan and against the shareholder proposal concerning shareholder ratification of the independent auditor selection. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

VOTING SECURITIES

The only outstanding voting securities of the Company are shares of common stock, $.01 par value (the “Common Stock”). As of the Record Date, there were 106,828,436 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of determining whether a quorum is present.

Under Washington law and the Company’s charter documents, if a quorum is present, the seven nominees for election to the Board of Directors who receive the greatest number of votes cast by persons present in person at the Annual Meeting or represented by proxy shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. With respect to the proposals to approve and ratify adoption of the 2005 Stock Option Plan and the shareholder proposal concerning shareholder ratification of the independent auditor selection, such proposals will be approved by a majority of the votes cast, including abstentions, by persons present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. An abstention from voting on either proposal will have the effect of a vote “Against.” Broker non-votes on a proposal will, however, have no effect because such non-votes are not considered “shares entitled to vote” on the proposals.

Proxies and ballots will be received and tabulated by EquiServe Trust Company, N.A., an independent business entity not affiliated with the Company.

The Common Stock is listed for trading on the NASDAQ National Market under the symbol EXPD. The last sale price for the Common Stock, as reported by NASDAQ on March 10, 2005, was $56.29 per share.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information, as of March 10, 2005, with respect to all shareholders known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

	Amount and Nature
	of Beneficial	Percent
Name and Address	Ownership	of Class
Ruane, Cunniff & Goldfarb Inc.(1)	12,796,257	11.98%
767 Fifth Avenue New York, NY 10153-4798

(1)          The holding shown is as of December 31, 2004, according to Schedule 13G dated February 14, 2005 filed by Ruane, Cunniff & Goldfarb Inc. (“Ruane”), an investment advisor. Ruane reports that it has sole voting power with respect to 5,257,497 shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The Company by-laws require a Board of Directors composed of not less than six nor more than nine members. A Board of Directors consisting of seven directors will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has unanimously approved the nominees named below. All nominees named below are members of the current Board of Directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the seven nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

The following table lists the names and ages, and the amount and nature of the beneficial ownership of Common Stock of each nominee, of each of the Named Executive Officers described in the Summary Compensation Table, and all directors and executive officers as a group at March 10, 2005. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

		Amount and Nature
		of Beneficial	Percent
Name	Age	Ownership	of Class
Nominees:
Peter J. Rose(1)	61	1,217,982	1.14%
James L.K. Wang(2)(3)	56	526,208	*
R. Jordan Gates(4)	49	391,390	*
James J. Casey(5)	72	154,800	*
Dan P. Kourkoumelis(5)	53	176,000	*
Michael J. Malone(6)	60	100,000	*
John W. Meisenbach(6)	68	155,000	*
Additional Named Executives:
Glenn M. Alger(7)	48	1,119,268	1.05%
Robert L. Villanueva(8)(9)	52	180,958	*
Rommel C. Saber(10)	47	361,372	*
All directors and executive officers as a group (22 persons)(2)(11)(12)		5,976,665	5.59%

*                    Less than 1%

(1)             Includes 460,750 shares subject to purchase options exercisable within sixty days.

(2)          Does not include 804,208 shares gifted to and held by an adult child of Mr. Wang, as to which Mr. Wang disclaims beneficial ownership.

(3)          Includes 450,000 shares subject to purchase options exercisable within sixty days.

(4)          Includes 320,000 shares subject to purchase options exercisable within sixty days.

(5)          Includes 128,000 shares subject to purchase options exercisable within sixty days.

(6)          Includes 80,000 shares subject to purchase options exercisable within sixty days.

(7)          Includes 252,138 shares subject to purchase options exercisable within sixty days.

(8)          Includes 117,528 shares subject to purchase options exercisable within sixty days.

(9)          Does not include 100 shares gifted to a child of Mr. Villanueva as to which Mr. Villanueva disclaims beneficial ownership.

(10)   Includes 301,000 shares subject to purchase options exercisable within sixty days.

(11)   Includes 3,363,119 shares subject to purchase options exercisable within sixty days.

(12)   Does not include 400 shares gifted to children of executive officers as to which they disclaim beneficial ownership.

All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

Peter J. Rose has served as a director and Vice President of the Company since July 1981. Mr. Rose was elected a Senior Vice President of the Company in May 1986, Executive Vice President in May 1987, President and Chief Executive Officer in October 1988, and Chairman and Chief Executive Officer in May 1991.

James L.K. Wang has served as a director and the Managing Director of Expeditors International Taiwan Ltd. since September 1981 and with its successor, E.I. Freight (Taiwan), Ltd., since January 1991. In October 1988, Mr. Wang became a director and Director-Far East of the Company and in January 1996 he was elected Executive Vice President. Mr. Wang was named President-Asia in May 2000. Mr. Wang has been nominated for re-election to the Board of Directors pursuant to a contractual undertaking made by the Company in connection with the 1984 acquisition of the Company’s Hong Kong, Singapore and Taiwan offices. See “Executive Compensation—Employment Contracts” and “Certain Transactions.”

R. Jordan Gates joined the Company as its Controller-Europe in February 1991. Mr. Gates was elected Chief Financial Officer and Treasurer of the Company in August 1994 and Senior Vice President-Chief Financial Officer and Treasurer in January 1998. Mr. Gates was elected to the office of Executive Vice President-Chief Financial Officer and Treasurer in May 2000 and has served as a director since that date.

James J. Casey became a director of the Company in May 1984. From May 1987 to December 1989, Mr. Casey was the Executive Vice President of Avia Group International, a subsidiary of Reebok and retailer of athletic shoes and sporting apparel. From December 1985 to April 1987, Mr. Casey was the Chief Operating Officer of Starbucks Coffee and Tea, a distributor of premium coffees and teas. From 1978 to November 1985, Mr. Casey was employed by Eddie Bauer, Inc., a subsidiary of General Mills and retailer of high quality recreational and sporting apparel and equipment, in various management capacities, including President-Direct Marketing.

Dan P. Kourkoumelis became a director of the Company in March 1993. From 1967 through 1998, Mr. Kourkoumelis was employed in various positions by Quality Food Centers, Inc., a supermarket chain, and became a member of its Board of Directors in April 1991. He was appointed Executive Vice President in 1983 and Chief Operating Officer in 1987, President in 1989 and served as Chief Executive Officer from 1996 to September 1998. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and the Great Atlantic and Pacific Tea Company.

Michael J. Malone became a director of the Company in August 1999. In 1971, Mr. Malone founded AEI Music Network, Inc. and served as the Chairman and Chief Executive Officer of this supplier of music services until its merger with DMX Music, Inc. From the May 2001 merger through February 7, 2005, Mr. Malone served as Chairman of Maxide Acquisition, Inc. the holding company for DMX Music, Inc. and a subsidiary of Liberty Media Corporation. On February 14, 2005, Maxide Acquisition, Inc. filed for Chapter 11 protection with the U.S. Bankruptcy Court for the District of Delaware. Mr. Malone is also the owner/operator of several premium hotel properties after first acquiring Seattle’s Sorrento Hotel in 1981.

John W. Meisenbach became a director of the Company in November 1991. Since 1962, Mr. Meisenbach has been the President and sole shareholder of MCM, a Meisenbach Company, a financial services company. He currently serves on the Board of Directors of Costco Wholesale Corporation, a wholesale membership store chain and M Financial Holdings Incorporated dba M Financial Group, a financial services organization. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Board and Committee Meetings

The Board of Directors of the Company held one meeting during the year ended December 31, 2004 and transacted business on six occasions during the year by unanimous written consent.

The Board of Directors has an Audit Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. Mr. Casey has been elected Chairman and our Board of Directors has determined that he is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

The function of the Audit Committee is set forth in the Audit Committee Charter which was published as Appendix A to the 2004 Proxy Statement dated March 31, 2004. In general, these responsibilities include meeting with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company’s financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company’s annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Audit Committee’s findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held four meetings during 2004.

The Board of Directors has a Compensation Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. The function of the Compensation Committee is to consider and act upon management’s recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company’s executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company’s stock option plans. The Compensation Committee held two meetings during 2004 and transacted business on one occasion during the year by unanimous written consent.

The Board of Directors established a standing Nominating Committee in 2004 which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. Each member meets the listing standards of the NASDAQ stock market relating to independence and any other applicable legal requirements. The Nominating Committee did not meet during 2004.

The Nominating Committee Charter states that the Nominating Committee is to assist the Board of Directors by (i) identifying individuals qualified to become members of the Board of Directors, and to recommend the director nominees for the election to be held at the next annual meeting of shareholders; (ii) identifying individuals qualified to become members in the event of a vacancy, and to recommend to the Board of Directors qualified individuals to fill any such vacancy; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each Board of Directors committee. The first meeting of the Nominating Committee was held in February 2005 and the Nominating Committee adopted a Policy Statement. The Nominating Committee Charter and the Policy Statement can be found on the Company’s website at www.investor.expeditors.com.

Each director attended at least 75% of the aggregate of the total number of Board of Directors meetings and meetings of committees of the Board of Directors on which he served. While the Company has no established policy requiring directors to attend the Annual Meeting, historically, and in 2004, all members were in attendance.

Directors’ Compensation

Currently directors who are not employees of the Company are each paid an annual retainer fee of $10,000, as well as $1,000 per diem for attendance at a Board of Directors or committee meetings. Pursuant to the Amended 1993 Directors’ Non-Qualified Stock Option Plan (“1993 Directors’ Plan”), each director who is not an employee of the Company and who is elected to office at the annual meeting of shareholders of any year will, on the first business day of the immediately succeeding month, be automatically granted an option to purchase 16,000 shares of Common Stock at the fair market value of the stock on that date.

Communications with the Board of Directors

The Company does not have formal procedures for shareholder communication with the Board of Directors. Any matter intended for the Board of Directors, or for one or more individual members, should be directed to the Company’s corporate secretary at 1015 Third Avenue, Suite 1200, Seattle, Washington 98104, with a request to forward the same to the intended recipient(s). In general, all shareholder communication delivered to the Company’s corporate secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the instructions received. However, the corporate secretary reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.investor.expeditors.com.

AUDIT COMMITTEE REPORT

The Audit Committee has continuously functioned since it was established in 1984 by action of the Board of Directors. The function of the Audit Committee is set forth in a charter (the “Audit Charter”) which was adopted by action of the Board of Directors on May 3, 2000.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors, selected each year by the Board of Directors at the recommendation of the Audit Committee, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. As described in the Audit Charter, the Audit Committee’s responsibility is generally to monitor and oversee these processes. Each member of the Audit Committee was and is independent of management according to both the letter and spirit of the applicable rules.

In addition to its other responsibilities under the Audit Charter, the Audit Committee has reviewed and discussed with the management of the Company the Company’s audited financial statements for year ended December 31, 2004. The Audit Committee has discussed with KPMG LLP (“KPMG”), the Company’s independent auditors for 2004, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG written affirmation of their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG the auditor’s independence from the Company and its management.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James J. Casey, Chairman

Dan P. Kourkoumelis

Michael J. Malone

John W. Meisenbach

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

Messrs. Casey, Kourkoumelis, Malone and Meisenbach serve as members of the Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

Compensation Committee Report on Executive Compensation

The Company operates in the highly competitive global logistics services industry. The Company believes that the quality of its service depends upon the quality of its officers and employees. In order to succeed, the Company believes that it must be able to attract and retain qualified executives.

The Compensation Committee of the Board of Directors was established to develop and implement compensation policies, plans and programs which seek to:

•       attract and retain key executives critical to the long-term success of the Company;

•       enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company’s senior managers with those of its shareholders; and

•       support the short- and long-term strategic goals and objectives of the Company.

Compensation for each of the Named Executive Officers, as well as other senior executives, consists of a base salary, annual incentive bonus compensation, and long-term incentives in the form of stock options. The Compensation Committee considers the competitiveness of the entire compensation package of an executive officer relative to that paid by similar companies when determining base salaries, percentage allocation of the bonus program, and grant of stock options. The Company’s objective is to offer a total compensation package which gives the executive the opportunity to be paid at a level which is superior to that offered by the Company’s competitors in the global logistics services industry.

Base Salary.   Throughout its history, the Company has followed the policy of offering its officers and other key managers a compensation package which is weighted toward incentive-based compensation. Accordingly, the Company believes that annual base salaries of its executive officers are generally set well below competitive levels paid to senior executives with comparable qualifications, experience and responsibilities at other comparably-sized companies engaged in similar businesses as the Company. This belief is based on the general knowledge of the Compensation Committee and management of compensation practices in the industry and, in part, on a review of compensation disclosures in the proxy statements of such comparably-sized companies, including certain companies in the industry group index shown in the stock performance graph elsewhere in this Proxy Statement.

Base salaries for executives are reviewed by the Compensation Committee on an annual basis as part of an overall examination of compensation. The base salary may be changed based on the Compensation Committee’s decision that an individual’s contribution, duties, and responsibilities to the Company have changed.

The Compensation Committee believes that the total compensation of the Chairman and Chief Executive Officer should be closely linked to operating income, and as a result, the fixed portion (represented by base salary) of the compensation package for this position has remained at the current level since June 1, 1987.

Incentive Compensation.   The Company has maintained an incentive bonus program for executive officers since the inception of the Company. In January 1985, the Compensation Committee fixed the aggregate amount of bonuses available under the program at ten percent of pre-bonus operating income. Factors considered in determining the percentage to be made available for distribution included the number of executives participating in the bonus program, as well as the level of Company operations. The Compensation Committee also considered the aggregate amount of discretionary bonuses paid to executive officers in each of the years from 1982 to 1984, which approximated ten percent of operating income during those years.

The Compensation Committee believes that setting the aggregate executive bonus at a fixed percentage of operating income, with fluctuations in bonuses paid tied to actual changes in operating income, provides both a better incentive to the executives than discretionary bonuses or alternative targeted performance goals, and a more direct relationship between the executives’ incentive compensation and shareholders’ return. By placing emphasis on growth in operating income, any change in compensation is directly proportional to the profit responsibility of the executive team.

On May 7, 1997 the shareholders approved and ratified the 1997 Executive Incentive Compensation Plan (the “1997 Compensation Plan”) which brought the long-established executive incentive compensation plan into technical compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)—a provision which applied to the Company for the first time in 1997. The Compensation Committee is responsible for administration of the 1997 Compensation Plan.

Except for Mr. Wang, all bonuses accrued for Named Executive Officers and selected other senior officers after the July 1, 1997 effective date were computed and paid from a pool consisting of ten percent of pre-bonus operating income established and maintained according to the terms of the 1997 Compensation Plan. From the inception of the Company to March 31, 1999, Mr. Wang’s bonus was paid from a share in the Company standard bonus program for operating units in the Far East under Mr. Wang’s supervision. Effective April 1, 1999, Mr. Wang’s bonus was computed and paid under the 1997 Compensation Plan.

All officers of the Company who receive an annual base salary equal to or less than $120,000 are eligible for inclusion in the 1997 Compensation Plan at the discretion of the Compensation Committee. Individual eligibility and allocation is determined quarterly. Any portion of bonus established in the 1997 Compensation Plan which is not allocated by action of the Compensation Committee may be allocated to key officers determined to be eligible in the discretion of the Chief Executive Officer. However, allocations made by the Chief Executive Officer cannot increase the compensation of any Named Executive Officer nor can such an allocation cause any individual to become a Named Executive Officer.

The percentage of the bonus pool allocated to the Chairman and Chief Executive Officer has changed periodically to allow increased allocations to other executives and as a result of changes in the total number of participating executives. During 2004, the portion of the executive bonus pool allocated by the

Compensation Committee to the Chairman and Chief Executive Officer decreased by nearly seven percent as a result of an increase in the number of participants.

The 1997 Compensation Plan as adopted by the shareholders and administered by the Compensation Committee mirrors the compensation program that has been in place in each operating office since the inception of the Company. The Company has maintained a consistent compensation philosophy: offer a confident and capable individual a modest base salary and the opportunity to share in a fixed and determinable percentage of the operating profit generated by the business unit under his or her control. Growth in individual compensation will only occur in conjunction with an increase in the contribution to Company profits. Along with the branch manager, key department managers and supervisors share in the distribution of this branch bonus pool.

Key elements of this compensation philosophy include encouraging each manager to think and act as an entrepreneur, establishing compensation levels that are not perceived as being arbitrary, developing financial rewards that are team-oriented, and closely aligning the interests of the individual employee with the goals of the Company and returns to the shareholders.

Long-Term Incentives.   The Compensation Committee believes that stock option grants afford a desirable, long-term compensation method because they closely ally the interests of management with shareholder value. During 2004, the Compensation Committee granted stock options for 1,069,825 shares to 1,968 employees including only one executive officer and no Named Executive Officers. The Compensation Committee granted stock options based upon recommendations made by senior management. Prior to approving any stock option grants, the Compensation Committee reviews and considers factors such as the employee’s current position, length of service, and any prior stock option grants.

During the 2004 stock option review process, stock option grants were granted from shares authorized under the Amended 1997 Stock Option Plan (the “1997 Option Plan”). All options issued to employees in 2004 were granted with an exercise price equal to 100% of market value with 50% vesting three years from the date of grant, 75% vesting after four years, 100% vesting after five years and these options had an expiration date ten years from the date of grant.

Each executive officer of the Company currently holds unvested stock options. The Compensation Committee believes that unvested options promote stability in the management team and provide a continuing incentive for focus on sustained long-term growth in shareholder value.

Post Employment—Personal Services Agreement.   The employment contract of the Chairman and Chief Executive Officer contains a provision calling for post-employment personal services for a minimum of sixty days per year including up to twenty days of business travel annually. Subject to earlier termination as described below, the personal services agreement will run for a period of ten years or until age seventy whichever comes first. In exchange, the Chairman and Chief Executive Officer will receive an annual payment initially equal to the base salary received for the most recent twelve months of service. Payments after the first year will be indexed for changes to the CPI or similar index. If the Chairman and Chief Executive Officer were to retire in 2005 the initial annual payment would be $110,000 and the agreement would run through March 17, 2013 unless terminated as provided below. The contract also extends coverage under the Company’s standard benefits package as amended from time to time. The Chairman and Chief Executive Officer is prohibited from competing with the Company during the term of the personal services agreement. The obligation of the Company for such compensation is subject to termination in the event of death, disability or willful failure to perform and would also terminate in the event that employment was terminated with cause.

The Compensation Committee recognizes the key role that continuity in personal relationships plays in the global logistics services business. This agreement calling for personal services assures the Company of the post-retirement involvement and loyalty of the Chairman and Chief Executive Officer. In addition, this agreement anticipates and facilitates the eventual orderly transition from one Chief Executive Officer to another.

Policy on Deductibility of Compensation.   Under Section 162(m) of the Code, the Federal income tax deduction for certain types of compensation paid to the Company’s Chief Executive Officer and to the four highest compensated officers whose compensation must be reported to shareholders under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is limited to $1,000,000 per officer per taxable year unless such compensation meets certain requirements. The Compensation Committee believes that this limitation will not apply to compensation accrued in 2004. In making future compensation decisions, the Compensation Committee intends to take into account and mitigate to the extent feasible the effect of Section 162(m) as it discharges its responsibilities, although in certain cases the Compensation Committee may award compensation to covered officers which is not fully deductible as a result of this limitation.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James J. Casey

Dan P. Kourkoumelis

Michael J. Malone

John W. Meisenbach

Summary Compensation Table

The following table shows compensation paid by the Company for services rendered during fiscal years 2004, 2003, and 2002 to the person who was the Chief Executive Officer at the end of fiscal 2004 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 2004 (the “Named Executive Officers”).

				Long-Term
				Compensation
				Awards
				Securities
Name and	Fiscal	Annual Compensation		Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	Options #	Compensation(2)
Peter J. Rose	2004	$110,000	$3,440,763	-0-	$1,500
Chairman and	2003	110,000	2,857,222	25,000	1,500
Chief Executive Officer	2002	110,000	2,672,593	100,000	1,500
James L.K. Wang	2004	100,000	3,255,774	-0-	-0-
President—Asia	2003	100,000	2,703,607	25,000	-0-
	2002	100,000	2,531,930	60,000	-0-
Glenn M. Alger	2004	100,000	2,885,798	-0-	1,500
President and	2003	100,000	2,396,379	25,000	1,500
Chief Operating Officer	2002	100,000	2,250,604	60,000	1,500
Robert L. Villanueva	2004	100,000	2,108,888	-0-	1,500
President—The Americas	2003	100,000	1,751,201	25,000	1,500
	2002	100,000	1,603,556	40,000	1,500
Rommel C. Saber	2004	100,000	2,108,888	-0-	1,500
Executive Vice President—	2003	100,000	1,751,201	25,000	1,500
Europe, Africa	2002	100,000	1,603,556	40,000	1,500
& Near/Middle East

(1)          These amounts were paid pursuant to bonus programs in place since the inception of the Company. Since 1985, the Compensation Committee of the Board of Directors has set the aggregate amount of executive bonuses at ten percent of pre-bonus operating income. All bonuses were computed and paid according to the terms of the 1997 Compensation Plan.

(2)          These amounts include the Company’s matching contributions of $.50 for each $1.00 of employee savings, up to a maximum annual Company contribution of $1,500 per qualified employee, under an employee savings plan intended to qualify under Section 401(k) of the Code.

Option Exercises and Year-End Option Value Table

The following table sets forth certain information as of December 31, 2004, regarding options held by the Named Executive Officers.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired on	Value	at December 31, 2004		at December 31, 2004(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter J. Rose	128,000	$6,005,083	350,000	195,000	$13,809,200	$5,501,850
James L.K. Wang	-0-	-0-	380,000	145,000	$15,813,800	$4,099,650
Glenn M. Alger	246,236	$9,996,401	182,138	145,000	$7,024,934	$4,099,650
Robert L. Villanueva	-0-	-0-	85,028	85,000	$3,636,677	$2,224,200
Rommel C. Saber	16,000	$605,104	291,000	110,000	$13,108,130	$3,058,800

(1)          Represents the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of options exercised.

(2)          This value is calculated based on the closing price of the Company’s Common Stock at December 31, 2004, less the exercise price multiplied by the number of in-the-money options held. The calculation ignores tax consequences. There is no guarantee that if and when these options are exercised they will have this value.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2004, regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance, Other Than Securities to be Issued Upon Exercise of All Outstanding Options, Warrants and Rights
Equity Compensation Plans Approved by Security Holders	11,697,744	$24.64	672,256
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	11,697,744	$24.64	672,256

Stock Price Performance Graph

The following graph shows a five-year comparison of cumulative returns for the Company’s Common Stock, the NASDAQ Stock Market (U.S. and Foreign) and NASDAQ Trucking and Transportation Stock Index. The total cumulative return on investment (change in month-end stock price plus reinvested dividends) for each of the periods for the Company, the NASDAQ Stock Market (U.S. and Foreign) and the NASDAQ Trucking and Transportation Index is based on the stock price or index at December 31, 1999.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
THE NASDAQ STOCK MARKET (U.S. AND FOREIGN) INDEX
AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

*                    $100 INVESTED ON 12/31/99 IN STOCK OR INDEX
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Employment Contracts

The Company has entered into employment agreements with the following Named Executive Officers which provide for the base salaries and expiration dates indicated below:

	Current
	Base Annual	Expiration
Name and Current Position	Salary	Date
Peter J. Rose	$110,000	May 2005
Chairman and
Chief Executive Officer
James L.K. Wang	$100,000	May 2005
President—Asia
Glenn M. Alger	$100,000	May 2005
President and
Chief Operating Officer
Robert L. Villanueva	$100,000	May 2005
President—The Americas
Rommel C. Saber	$100,000	May 2005
Executive Vice President—
Europe, Africa
& Near/Middle East

Each of the above employment agreements is automatically renewable upon expiration for additional one-year periods unless either party elects otherwise. Each agreement includes a covenant of the employee not to compete with the Company during its term and for a period of six months following termination, at the option of the Company, provided that no change in control shall have occurred. See “Change in Control Arrangements” below. The Company has the right to terminate any of these agreements at any time. If the Company terminates an agreement without cause during the term thereof, the employee is entitled to receive an amount equal to his last six-months compensation, including base salary and bonus. In other circumstances, such persons will receive a lump sum payment equal to six months base salary in the event the Company elects to enforce the post-employment covenant not to compete.

Change in Control Arrangements

The employment agreement for each executive officer allows the Company to extend the restriction on competition with the Company for six months following termination of the employment relationship. The extension is at the sole election of the Company unless the employee terminates the employment relationship by resigning during a specified period surrounding a “change in control,” as defined below, in which case the employee may decline any offered lump sum payment and thereby avoid the accompanying restriction on competition.

Historically, most options granted under the Company’s Amended 1985 Stock Option Plan (the “1985 Option Plan”) and the 1997 Option Plan vest at the rate of 50% three years after the date of grant, and an additional 25% four years after the date of grant, and the balance five years after the date of grant. Certain options granted under the Company’s 1997 Option Plan vest 100% after three years. However, both the

1985 Option Plan and the 1997 Option Plan provide that outstanding options will become immediately vested and fully exercisable in connection with the occurrence of a “change in control” of the Company.

“Change in Control” means either one of the following: (i) when any person (with certain exceptions) becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding securities or (ii) shareholder approval of a transaction involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

BENEFIT PLANS

The following summarizes the Company’s benefit plans subject to shareholder action at the 2005 Annual Meeting.

SUMMARY OF THE 2005 OPTION PLAN

The following summary of the Company’s 2005 Stock Option Plan (the “2005 Option Plan”) is qualified in its entirety by reference to the full text of the 2005 Option Plan, a copy of which is included as Appendix A to this Proxy Statement.

The 2005 Option Plan provides for the grant of two types of options: 1) Incentive Stock Options which are options that meet the requirements of Section 422 of the Code, and 2) Non-Qualified Stock Options. Shareholder approval will make available a total of 1,500,000 shares of the Company’s authorized but unissued Common Stock for purchase upon exercise of options granted under the 2005 Option Plan. This includes the approximately 490,800 shares otherwise available to be granted at March 10, 2005 under the 1997 Option Plan which will be cancelled in the event of such approval and as a result the total net new share authorization in this proposal will be no more than 1,009,200 shares. Options may be granted under the 2005 Option Plan until no further options remain available but no options can be granted after midnight April 30, 2006. Therefore, no reload options can be granted under the 2005 Option Plan.

Incentive stock options may be granted to employees of the Company or a related corporation. Non-qualified stock options may be granted to employees of the Company, a related corporation, or affiliated companies. In any fiscal year, no employee may receive options to purchase more than 50,000 shares of stock and no option may be granted at a price less than the fair market value measured on the date of the grant.

The 2005 Option Plan will be administered by a committee of the Board of Directors consisting exclusively of members that are both “non-employee directors” and “outside directors” as those terms are defined. The Committee will have authority to construe, amend or terminate the 2005 Option Plan. The Committee is prohibited from repricing options to account for market price declines under the 2005 Option Plan. A written agreement will evidence each option and determine whether the option is an incentive or non-qualified stock option.

Options will expire no later than ten years from the date of grant; provided, that no Incentive Stock Option granted to a greater-than-ten-percent shareholder will expire later than five years from the date of grant. Vested Options generally will terminate upon the first to occur of: (i) expiration of the Option; (ii) termination of the optionee’s employment; or (iii) ninety days after the optionee’s death or cessation of employment by reason of disability.

Options granted under the 2005 Option Plan will be 50% vested after three years, 75% vested after four years and fully vested five years from the date of grant. The Committee may accelerate vesting. Upon a change of control, all options outstanding at the date thereof will become fully vested and exercisable.

The purchase price of option shares may be paid in cash, by cashier’s check or in shares of the Company’s Common Stock already owned by the option holder. Shares used in payment shall be valued at fair market value on the date of exercise.

The 2005 Option Plan will only be effective upon approval by the shareholders. No options have been granted under the 2005 Option Plan and no determination has been made as to who will receive an option grant if the 2005 Option Plan is approved by the shareholders.

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 2005 OPTION PLAN

The following description of Federal income tax consequences addresses the tax consequences for both “Incentive Stock Options” as defined in Section 422 of the Code and “Non-Qualified Options” and is intended merely to provide basic information with respect to the tax treatment applicable to the 2005 Option Plan. Although the Company believes the following statements are correct, the statements are based upon legislative, administrative, and judicial authority that is subject to revision and differing interpretations. Each participant in the Company’s 2005 Option Plan should consult his or her own tax advisor concerning the tax consequences of grant, exercise, or surrender of an option and the sale or other disposition of any stock acquired pursuant to the exercise of an option. Individual financial and Federal tax situations may vary, and state and local tax considerations may be significant.

Non-Qualified Stock Options

Any option that does not meet with all the requirements of Section 422 of the Code is commonly referred to as a non-qualified stock option. The grant of a non-qualified stock option does not have income tax consequences for either the Company or the recipient. Upon exercise of the option, and possibly subject to the later expiration of any substantial risk of forfeiture, the optionee must recognize ordinary taxable income in an amount equal to the difference between the fair market value of the shares acquired and the amount paid to exercise the option. The optionee exercising a non-qualified stock option will have a tax liability even though the shares giving rise to the liability may not have been sold and converted to cash. The optionee receives a tax basis in the shares equal to the amount of income reported plus the amount of cash or basis of other property exchanged in the exercise.

The Company will be entitled to an income tax deduction at the same time, and in the same amount, as the optionee recognizes ordinary taxable income, provided that the total compensation is reasonable and the Company has met any applicable Federal income tax withholding obligations in connection with the optionee’s income.

Stock acquired through the exercise of a non-qualified stock option is a capital asset in the hands of the optionee. When the stock is sold, the holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the adjusted basis of the stock sold. The sale of stock has no tax impact on the Company.

Incentive Stock Options

An Incentive Stock Option must meet all the requirements of Section 422 of the Code. Optionees do not recognize regular taxable income upon the grant or upon the exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of such shares as of the date of exercise will be an adjustment for the purpose of calculating alternative minimum taxable income. The alternative minimum tax is payable only to the extent that it exceeds the regular income tax. If the alternative minimum tax applies, it may be possible to recover some, if not all, of the alternative minimum tax paid through a credit carried forward to a tax year where regular tax liability exceeds the alternative minimum tax.

So long as the stock acquired through an Incentive Stock Option is held for at least one year from the date of exercise and two years from the date of the grant, any sale is not considered to be a disqualifying disposition. Any gain or loss, measured by the difference between the amount realized and the adjusted basis will be treated as proceeds from the sale of a long-term capital asset. In general, the adjusted basis will be the cash or adjusted basis of other property exchanged to exercise the option. If there is no disqualifying disposition, the Company will not receive an income tax deduction with respect to the grant, exercise or sale of the stock or stock option.

Stock which is sold in a disqualifying disposition (other than in an insolvency proceeding) requires the seller to recognize ordinary income in an amount equal to the amount of the gain, but not more than the gain measured by the fair market value of the stock at exercise, as ordinary income with any remaining gain treated as capital gain. Any loss sustained on the disposition of the shares is a capital loss. In the event the optionee recognizes ordinary income in a disqualifying disposition, the Company receives an income tax deduction so long as the total compensation is reasonable and the Company has met any applicable Federal income tax withholding obligations in connection with the optionee’s income.

ACCOUNTING TREATMENT

The applicable accounting treatment for options granted under the 2005 Option Plan is set forth in SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, and employee stock purchase plans to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period beginning after June 15, 2005, with early adoption encouraged. In addition, SFAS No. 123R will cause unrecognized expense (based on the amount in the Company’s pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period.

The Company is required to adopt SFAS No. 123R in the third quarter of 2005, beginning July 1, 2005. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include prospective and retrospective adoption methods. Under the retrospective methods, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and share awards as of the beginning of the first quarter of adoption of SFAS No. 123R, while the retrospective methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. The Company is evaluating the requirements of SFAS No. 123R and expects the adoption of SFAS No. 123R will have a material impact on the consolidated results of operations, earnings per share and consolidated statement of cash flows. The Company has not determined the method of adoption or the effect of adopting SFAS No. 123R.

PROPOSAL 2—APPROVAL AND RATIFICATION OF THE 2005
STOCK OPTION PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve and ratify the Company’s 2005 Stock Plan, which, if approved, will cancel the approximately 490,800 shares available under the 1997 Option Plan and make available 1,500,000 shares of the Company’s authorized but unissued Common Stock for purchase upon exercise of options granted under the 2005 Option Plan.

At March 10, 2005, options to purchase a total of 1,557,900 shares of Common Stock were outstanding under the 1985 Option Plan, options to purchase a total of 9,521,395 shares of Common Stock were outstanding under the 1997 Option Plan, and options to purchase a total of 416,000 shares of Common Stock were outstanding under the 1993 Directors’ Plan. If Proposal 2 is approved, 3,456 shares of Common Stock will be available for grant pursuant to the 1985 Option Plan, 192,000 shares of Common Stock will be available for grant pursuant to the 1993 Directors’ Plan, 1,304,328 shares of Common Stock will be available for grant pursuant to the 2002 Employee Stock Purchase Plan, and 1,500,000 shares of Common Stock will be available for grant pursuant to the 2005 Option Plan.

The Board of Directors has approved a non-discretionary stock repurchase plan which currently authorizes the repurchase of up to 10,000,000 shares of Common Stock with the proceeds received from the exercise of stock options outstanding under the plans noted above. As of March 10, 2005, the Company had repurchased and retired 6,427,715 shares of Common Stock. In addition, the Board of Directors has authorized a discretionary stock repurchase plan which allows for the repurchase of such shares as may be necessary to reduce the total shares outstanding to 100,000,000. It is the present sense of the Board of Directors that management make use of this discretionary authority to eliminate any further growth in the number of issued and outstanding shares as a result of option exercises.

Adoption of the 2005 Option Plan will enable the Company to continue to provide key employees with long-term compensation that will closely ally the interests of these employees with positive changes in shareholder value. Approximately 9,400 individuals would be eligible to receive options under the 2005 Option Plan as of March 10, 2005. The 2005 Option Plan includes an annual limitation on the maximum number of shares that may be granted to any individual to meet the Section 162(m) exception for deductibility of performance based compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2—APPROVAL AND RATIFICATION OF THE 2005 STOCK OPTION PLAN.

PROPOSAL 3—SHAREHOLDER PROPOSAL CONCERNING
SHAREHOLDER RATIFICATION OF THE
INDEPENDENT AUDITOR SELECTION

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, owner of approximately 10,300 shares has given notice of its intention to present the following proposal for action at the Annual Meeting:

The shareholders request that the Board of Directors and its Audit Committee adopt a policy that the selection of the Company’s independent auditor be submitted to the Company’s shareholders for their ratification at the Company’s annual meeting.

Supporting Statement

A Company’s independent auditor has an important duty to the investing public. The American Institute of Certified Public Accountants’ (“AICPA”) Code of Professional Conduct provides in Section 53—Article II: The Public Interest:

A distinguishing mark of a profession is acceptance of its responsibility to the public. The accounting profession’s public consists of clients, credit grantors, governments, employers, investors, the business and financial community, and others….

In discharging their professional responsibilities, members may encounter conflicting pressures from among each of those groups. In resolving those conflicts, members should act with integrity, guided by the precept that when members fulfill their responsibility to the public, clients’ and employers’ interests are best served.

The U.S. Securities and Exchange Commission recently adopted the Final Rule: Strengthening the Commission’s Requirements Regarding Auditor Independence, Release No. 33-8183, May 6, 2003. As the Commission stated:

The final rules advance our important policy goal of protecting the millions of people who invest in our securities markets in reliance on financial statements that are prepared by public companies and other issuers and that, as required by Congress, are audited by independent auditors….

As directed by the Sarbanes-Oxley Act, the rules focus on key aspects of auditor independence: [including] the unique ability and responsibility of the audit committee to insulate the auditor from pressures that may be exerted by management….

We acknowledge the positive contributions of the Sarbanes-Oxley Act to protecting auditor independence through the expanded role of the audit committee. However, we believe that shareholders also have a critically important role to play in protecting auditor independence. While many companies present a management-sponsored proposal seeking shareholder ratification of the auditors, our Company does not.

Sarbanes-Oxley provides for detailed disclosure of the audit and non-audit fees paid to auditors. By requesting that shareholders vote to ratify our Company’s independent auditor this proposal is intended to give shareholders a means of communicating to the Board and its Audit Committee whether they are satisfied that our auditor is sufficiently independent of management to perform properly its duties.

The proposal does not infringe on the Audit Committee’s ability to select our Company’s auditor. Rather, it seeks for shareholders the right to ratify or not ratify that choice. The proposal requests that the Board and its Audit Committee adopt a policy concerning auditor ratification. If a majority of shareholders do not ratify the Audit Committee’s selection, we would hope—but the proposal does not mandate—that the policy would provide for the Audit Committee to take the shareholders’ views into consideration and reconsider its choice of auditors. We urge your support for restoring this important right.

Board of Directors’ Response

The Board of Directors unanimously recommends voting against this proposal and believes that the sole benefit identified by the proponent, a referendum on the audit and non-audit fees paid to the auditors, is adequately addressed through existing Company policy. See “Relationship With Independent Public Accountants” below. This prohibition on engaging the auditors for additional services pre-dated the enactment of Sarbanes-Oxley. No real additional benefit will be provided by this shareholder proposal.

There is no legal requirement that the Audit Committee put the selection of the auditors to a shareholder vote. The proponents note that many companies present a management-sponsored proposal seeking shareholder ratification of the auditors, this is not a company that does things just because everybody else does. The Board of Directors would put the auditors selection to a vote if there were a reason to do so that made some sense.

While this proposal would not be binding on the Audit Committee, the passage, or the unlikely failure, of the ratification would certainly place the Audit Committee in an awkward position with respect to the selection of a provider and the negotiation for fees for auditing services for the coming year. There is a rather limited number of firms capable of providing the worldwide auditing reach required by the Company operations and it is worth noting that the requirement with respect to internal controls contained in section 404 of Sarbanes-Oxley caused the fees paid to the auditors to more than double in 2004.

Finally, the Board of Directors does consider this proposal to cover a matter relating to the ordinary business operations of the Company. As such the proposal could have been excluded from consideration at the Annual Meeting and this exact resolution was the subject of at least one successful request for an SEC “no action” letter on this basis. Despite having this knowledge and despite our opposition to this proposal, the Company decided to let these shareholders have their say in this Proxy Statement and allow you to vote your opinion in the event that the matter properly comes before the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 3—SHAREHOLDER PROPOSAL CONCERNING SHAREHOLDER RATIFICATION OF THE INDEPENDENT AUDITOR SELECTION.

CERTAIN TRANSACTIONS

In connection with the acquisition of the assets of certain Far East affiliates including Taiwan effective January 1, 1984, the Company agreed to use its best efforts, so long as James L.K. Wang remains a shareholder of the Company and is employed by the Company or any of its affiliates or exclusive agents, to cause one person nominated by Mr. Wang to be elected to the Company’s Board of Directors. In addition, the Company agreed that it will make no appointment of a manager for any Far East office without prior consultation with Mr. Wang so long as he remains a shareholder of the Company and is employed by the Company or one of its affiliates or exclusive agents. Pursuant to this agreement, Mr. Wang has been nominated for re-election to the Company’s Board of Directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has selected KPMG LLP to continue as its principal independent public accountants for the current year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered for the fiscal years ended December 31, 2004 and 2003.

Description of Professional Service	2004	2003
Audit Fees(1)	$2,221,158	$951,725
Audit Related Fees(2)	1,525	20,000
Tax Fees(3)	51,485	81,500
All Other Fees(4)	32,812	26,980

(1)          Includes fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

(2)          Includes fees for certain agreed upon procedures in 2004 and for the Costa Rica acquisition audit in 2003. No fees were paid to KPMG LLP in either year for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews or consultations concerning financial accounting and reporting standards.

(3)          Includes the fees for tax advice and compliance. No fees were paid to KPMG LLP in either year for tax planning.

(4)          Includes fees for monthly subscription to customs data services and routine and ministerial services provided outside the United States for international governance issues.

In 2002, the Audit Committee adopted a policy that prohibits the Company from retaining its principal independent auditors for any new engagements other than those that could be described above as audit or audit related. This policy does not apply to the continuation of any engagements or subscriptions, if the completion of such work by KPMG LLP would be most efficient and cost effective.

In all cases, the Audit Committee has approved the services provided in advance and has determined that the provision of any of these services is compatible with KPMG LLP maintaining its independence.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires that the Company’s directors, certain of its officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership on Form 3 and changes of ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that all reports required from its officers, directors and greater than ten percent beneficial owners were filed on a timely basis during 2004.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders must be received by the Secretary at the Company’s executive offices by December 1, 2005, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

Shareholders who intend to present a proposal at the 2006 Annual Meeting of Shareholders without having the proposal included in the Company’s proxy materials are required to provide appropriate notice to the Secretary at the Company’s executive offices no later than February 14, 2006. Proposals which do not meet this notice requirement will be subject to discretionary voting authority granted by proxy.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has agreed to pay the firm of Advantage Proxy a fee of $10,000 plus reasonable expenses for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All such costs of solicitation of proxies will be paid by the Company.

By Order of the Board of Directors

Jeffrey J. King
Secretary
Seattle, Washington
March 31, 2005

APPENDIX A

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

2005 STOCK OPTION PLAN

This 2005 Stock Option Plan (the “2005 Option Plan”) provides for the grant of options to acquire shares of common stock, $.01 par value (the “Common Stock”), of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC., a Washington corporation (the “Company”). Stock options granted under this 2005 Option Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), are referred to in this 2005 Option Plan as “Incentive Stock Options.” Incentive Stock Options and stock options that do not qualify under Section 422 of the Code (“Non-Qualified Stock Options”) granted under this 2005 Option Plan are referred to as “Options.”

1.     PURPOSES.

The purposes of this 2005 Option Plan are to retain the services of valued key employees of the Company, its subsidiaries and such other affiliates as the Plan Administrator shall select in accordance with Section 3 below; to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company; and to serve as an aid and inducement in the hiring of new employees.

2.     ADMINISTRATION.

This 2005 Option Plan shall be administered by the Board of Directors of the Company (the “Board”) if each director is an “outside director” (as defined below). If all directors are not outside directors, the 2005 Option Plan shall be administered by a committee designated by the Board and composed of two (2) or more members of the Board that are “non-employee directors” and “outside directors”(as defined below), which committee (the “Committee”) may be the compensation committee or a separate committee especially created for this purpose. The term “non-employee director” shall have the meaning assigned to it under Rule 16b-3 (as amended from time to time) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or regulatory requirement. The term “outside director” shall have the meaning assigned under Section 162(m) of the Code (as amended from time to time) and the regulations (or any successor regulations) promulgated thereunder (“Section 162(m) of the Code”). The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of this 2005 Option Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the 2005 Option Plan, is referred to herein as the “Plan Administrator.”

Subject to the provisions of this 2005 Option Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) construe and interpret this 2005 Option Plan; (b) define the terms used in this 2005 Option Plan; (c) prescribe, amend and rescind rules and regulations relating to this 2005 Option Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this 2005 Option Plan; (e) grant Options under this 2005 Option Plan; (f) determine the individuals to whom Options shall be granted under this 2005 Option Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (g) determine the time or times at which Options shall be granted under this 2005 Option Plan; (h) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable; (i) determine all other terms and conditions of Options; and (j) make all other determinations necessary or advisable for the administration of this 2005 Option Plan. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this 2005 Option Plan and on their legal representatives, heirs and beneficiaries.

The Board or the Committee may delegate to one or more executive officers of the Company the authority to grant Options under this 2005 Option Plan to employees of the Company who, on the Date of Grant, are not subjected to Section 16(b) of the Exchange Act with respect to the Common Stock (“Non-Insiders”), and are not “covered employees” as such term is defined for purposes of Section 162(m) of the Code (“Non-Covered Employees”), and in connection therewith the authority to determine: (a) the number of shares of Common Stock subject to such Option; (b) the duration of the Option; (c) the vesting schedule for determining the times at which such Option shall become exercisable; and (d) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer or officers pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant. Such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term “Plan Administrator” when used in any provision of this 2005 Option Plan other than Sections 2, 5(m), 5(n) and 12 shall be deemed to refer to the Board or the Committee, as the case may be, and an executive officer who has been authorized to grant Options pursuant thereto, insofar as such provisions may be applied to persons that are Non-Insiders and Non-Covered Employees and Options granted to such persons.

3.     ELIGIBILITY.

Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below), including employees who are directors of the Company (“Employees”). Non-Qualified Stock Options may be granted to Employees and to such other persons who are employed by affiliated companies, other than directors who are not Employees, as the Plan Administrator shall select. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, share exchange, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Any person to whom an Option is granted under this 2005 Option Plan is referred to as an “Optionee.” Any person who is the owner of an Option is referred to as a “Holder.”

As used in this 2005 Option Plan, the term “Related Corporation” shall mean any corporation (other than the Company) that is a “Parent Corporation” of the Company or “Subsidiary Corporation” of the Company, as those terms are defined in Sections 424(e) and 424(f) respectively, of the Code (or any successor provisions), and the regulations thereunder (as amended from time to time).

4.     STOCK.

The Plan Administrator is authorized to grant Options to acquire up to a total of 1,500,000 shares of the Company’s authorized but unissued Common Stock during the period beginning with the Effective Date as provided for in Section 7 and ending on April 30, 2006 (“Option Grant Period”). The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Subsection 5(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this 2005 Option Plan so long as the grant is made within the Option Grant Period; provided however, that any canceled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 6 hereof.

5.     TERMS AND CONDITIONS OF OPTIONS.

Each Option granted under this 2005 Option Plan shall be evidenced by a written agreement approved by the Plan Administrator (the “Agreement”). Agreements may contain such provisions, not inconsistent with this 2005 Option Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

(a)    Number of Shares and Type of Option.

Each Agreement shall state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any portion of an Option which exceeds the annual limit shall not be void, but rather shall be a Non-Qualified Stock Option.

(b)   Date of Grant.

Each Agreement shall state the date within the Option Grant Period that the Plan Administrator has deemed to be the effective date of the Option for purposes of this 2005 Option Plan (the “Date of Grant”).

(c)    Option Price.

Each Agreement shall state the price per share of Common Stock at which it is exercisable. The exercise price shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion; provided that the per share exercise price for any Option granted shall not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; provided further, that with respect to Incentive Stock Options granted to greater-than-10 percent (> 10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110 percent (110%) of the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; and, provided further, that Options granted in substitution for outstanding options of another corporation in connection with the merger, share exchange, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

(d)   Duration of Options.

At the time of the grant of the Option, the Plan Administrator shall designate, subject to Subsection 5(g) below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-10 percent ( > 10%) shareholder of the Company (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 shall expire ten (10) years from the Date of Grant.

(e)    Vesting Schedule.

No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be fifty percent (50%) vested three (3) years from the Date of Grant, seventy-five percent (75%) vested four (4) years from the Date of Grant and one hundred percent (100%) vested five (5) years from the Date of Grant.

(f)    Acceleration of Vesting.

The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Subsections 5(m) and 5(n) below.

(g)    Term of Option.

Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the Option, as designated by the Plan Administrator in accordance with Subsection 5(d) above; (ii) the date of an Optionee’s termination of employment with the Company or any Related Corporation; or (iii) the expiration of ninety (90) days from (A) the date of death of the Optionee or (B) cessation of an Optionee’s employment by reason of Disability (as defined below). If an Optionee’s employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death. For purposes of the 2005 Option Plan, “Disability” shall mean any physical, mental or other health condition which substantially impairs the Optionee’s ability to perform his or her assigned duties for one hundred twenty (120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the 2005 Option Plan, determine the date of an Optionee’s termination of employment.

Unless accelerated in accordance with Subsection 5(f) above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability. For purposes of this 2005 Option Plan, transfer of employment between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporation. For purposes of this Subsection with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

(h)   Exercise of Options.

Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than ten (10) shares (as adjusted pursuant to Subsection 5(m) below) may be exercised; provided, that if the vested portion of any Option is less than ten (10) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

Options or portions thereof may be exercised by giving written notice to the Company, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in the form specified in Subsection 5(i) below. The Company shall not be obligated to issue, transfer or deliver a certificate of Common Stock to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Company, for the payment of the aggregate exercise price for all shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee or a transferee who takes title to the Option in the manner permitted by Subsection 5(k) hereof.

(i)    Payment upon Exercise of Option.

Upon the exercise of any Option, the aggregate exercise price shall be paid to the Company in cash or by cashier’s check. In addition, the Holder may pay for all or any portion of the aggregate exercise price by delivering to the Company shares of Common Stock previously held by such Holder which shall be valued at fair market value as of the date of exercise (as determined by the Plan Administrator).

(j)     Rights as a Shareholder.

A Holder shall have no rights as a shareholder with respect to any shares covered by an Option until such Holder becomes a record holder of such shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Subsections 5(m) and 5(n) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Holder becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether such Holder has given notice of exercise.

(k)   Transfer of Option.

Options granted under this 2005 Option Plan and the rights and privileges conferred by this 2005 Option Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this 2005 Option Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this 2005 Option Plan, such Option shall thereupon terminate and become null and void.

(l)    Securities Regulation and Tax Withholding.

(1)      Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, Section 162(m) of the Code, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this 2005 Option Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this 2005 Option Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with Federal and state securities laws.

(2)      The Holder shall pay to the Company by certified or cashier’s check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable Federal, state, local and foreign withholding taxes that the Plan

Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of shares of Common Stock acquired upon exercise of an Option or otherwise related to an Option or shares of Common Stock acquired in connection with an Option.

(3)      The issuance, transfer or delivery of certificates of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the Federal and state securities laws and the withholding provisions of the Code have been met.

(m)  Stock Dividend or Reorganization.

(1)      If (i) the Company shall at any time be involved in a transaction described in Section 424(a) of the Code (or any successor provision) or any “corporate transaction” described in the regulations thereunder; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, the Plan Administrator shall, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock subject to such Option and/or the exercise price per share so as to preserve the rights of the Holder substantially proportionate to the rights of the Holder prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this 2005 Option Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company, the Company’s shareholders, or any Holder.

(2)      In the event that the presently authorized capital stock of the Company is changed into the same number of shares with a different par value, or without par value, the stock resulting from any such change shall be deemed to be Common Stock within the meaning of the 2005 Option Plan, and each Option shall apply to the same number of shares of such new stock as it applied to old shares immediately prior to such change.

(3)      The foregoing adjustments in the shares subject to Options shall be made by the Plan Administrator, or by any successor administrator of this 2005 Option Plan, or by the applicable terms of any assumption or substitution document.

(4)      The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

(n)   Change in Control.

(1)      If at any time there is a Change in Control (as defined below) of the Company, all Options outstanding at the date thereof shall accelerate and become fully vested and exercisable in full for the duration of the Option term as of the later of the date of the Change in Control or six months after the Date of Grant of the Option. For purposes of this Subsection, “Change in

Control” shall mean either one of the following: (i) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act as amended (other than the Company, a subsidiary thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

(2)      Except as provided in this Section 5, no Optionee or Holder shall have rights by reason of any subdivision or consolidation of shares of stock of any class including Common Stock or the payment of any stock dividend on shares of Common Stock, or any other increase or decrease in the number of shares of Common Stock, or by reason of any liquidation, dissolution, corporate combination or division; and any issuance by the Company of shares of stock of any class including Common Stock, or securities convertible into shares of stock of any class including Common Stock, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option.

6.     LIMITATION ON INDIVIDUAL OPTION GRANTS.

Except as otherwise provided in this Section 6, no person shall be eligible to receive Options to purchase more than 50,000 shares of Common Stock.

7.     EFFECTIVE DATE; TERM.

The date on which this 2005 Option Plan is adopted (the “Effective Date”) shall be the date of ratification by the shareholders. In the event that the 2005 Option Plan is approved by vote of the shareholders at the annual meeting to be held on May 4, 2005, any and all shares remaining as authorized to be granted under the Company’s Amended 1997 Stock Option Plan will be cancelled. No Option shall be granted by the Plan Administrator prior to the approval of this 2005 Option Plan by a vote of the shareholders of the Company. For purposes of granting Options, the 2005 Option Plan shall terminate at midnight on April 30, 2006, unless terminated before then by the Plan Administrator and for other purposes the 2005 Option Plan shall remain in effect as long as any Options are outstanding. In any event, the 2005 Option Plan shall finally terminate no later than May 1, 2016.

8.     NO OBLIGATIONS TO EXERCISE OPTION.

The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

9.     NO RIGHT TO OPTIONS OR TO EMPLOYMENT.

Whether or not any Options are to be granted under this 2005 Option Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this 2005 Option Plan shall be construed as giving any person any right to participate under this 2005 Option Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company, any Related Company or any affiliate, express or implied, that the Company, any Related Company or any affiliate will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, a Related Company’s or affiliate’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

10.   APPLICATION OF FUNDS.

The proceeds received by the Company from the sale of Common Stock issued upon the exercise of Options shall be used to purchase and retire Common Stock pursuant to Rule 10b-18 to the extent such transactions have been authorized by the Board and in other cases for general corporate purposes, unless otherwise directed by the Board.

11.   INDEMNIFICATION OF PLAN ADMINISTRATOR.

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this 2005 Option Plan or any Option granted under this 2005 Option Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

12.   AMENDMENT OF 2005 OPTION PLAN.

The Plan Administrator may, at any time, modify, amend or terminate this 2005 Option Plan or modify or amend Options granted under this 2005 Option Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, no amendment with respect to an outstanding Option which has the effect of reducing the benefits afforded to the Holder thereof shall be made over the objection of such Holder, provided further, that the Plan Administrator is prohibited from any downward modification of the Option Price established under Section 5(c) not specifically authorized in the 2005 Option Plan. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Company to comply with or to avail the Company and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirement.

The Effective Date of this 2005 Option Plan was established by vote of the shareholders of the Company held on May    , 2005.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Rose and Jeffrey J. King, and each of them, as proxies, each with full power of substitution, to represent and to vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Expeditors International of Washington, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 4, 2005, or at any adjournment thereof.  The undersigned directs that this proxy be voted as indicated on the reverse side.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

c/o EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

☒	Please mark your votes as in this example.			EIW

1. Election of Directors:				FOR	AGAINST	ABSTAIN
Nominees: P.J. Rose, J.L.K. Wang, R.J. Gates, J.J. Casey, D.P. Kourkoumelis, M.J. Malone, J.W. Meisenbach	FOR all nominees (except as indicated to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees named below.	2. Approval of the 2005 Stock Option Plan as described in the Company’s proxy statement dated March 31, 2005.	☐	☐	☐

	☐	☐	3. Shareholder proposal concerning shareholder ratification of the independent auditor selection.	☐	☐	☐

4. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below:

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees designated on this proxy card, a vote FOR approval of the 2005 Stock Option Plan, and a vote AGAINST shareholder proposal concerning shareholder ratification of the independent auditor selection. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, FOR approval of the 2005 Stock Option Plan, AGAINST shareholder proposal concerning shareholder ratification of the independent auditor selection, and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment.

The undersigned hereby revokes any proxy or proxies hereunto given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

Signature			Date
NOTE:	Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.